Exhibit 99

Investor Contact: Media Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike—zimmerman@mgic.com Katie Monfre, Corporate Communications, (414) 347-2650, katie—monfre@mgic.com

MGIC Investment Corporation
Reports Fourth Quarter 2012 Results

MILWAUKEE (February 28, 2013) — MGIC Investment Corporation (NYSE:MTG) today reported a net loss for the quarter ended December 31, 2012 of $386.7 million, compared with a net loss of $135.3 million for the same quarter a year ago. The quarterly loss includes a previously announced one-time charge of $267.5 million which was recorded to reflect the settlement of the Freddie Mac pool dispute. Additionally in the fourth quarter, loss reserve estimates were increased by approximately $100 million to reflect probable settlements regarding previously disclosed rescission disputes with Countrywide and another lender.

Curt S. Culver, CEO and Chairman of the Board of Mortgage Guaranty Insurance Corporation (“MGIC”) and MTG, said that “I am pleased that we have settled our Freddie Mac dispute and have made substantial progress towards resolving the Countrywide dispute. In tandem with these efforts we are continuing to execute our strategy of writing new business through a combination of MGIC and, as it is needed, its wholly owned subsidiary, MGIC Indemnity Corporation.” He added that “our strategy, which is approved by the Office of the Commissioner of Insurance for the State of Wisconsin, Fannie Mae and Freddie Mac, provides borrowers with a more affordable insurance option, for higher quality loans, than they could find with the FHA.”

Diluted loss per share was $1.91 for the quarter ending December 31, 2012, compared to diluted loss per share of $0.67 for the same quarter a year ago. The net loss for the full year ending December 31, 2012 was $927.1 million, compared to a net loss of $485.9 million for the full year 2011. For the full year 2012, diluted loss per share was $4.59 compared to a diluted loss per share of $2.42 for the full year 2011.

Culver further added that, “while the weak employment market continues to challenge the pace of recovery of the legacy books and our financial results, I am pleased to report that new insurance written volume is up 70% while delinquency notices are down 21% year over year, and new business written since the second half of 2008 accounts for 33% of our primary in force.”

Total revenues for the fourth quarter were $371.4 million, compared with $447.0 million in the fourth quarter last year. Net premiums written for the quarter were $260.7 million, compared with $263.8 million for the same period last year. Net premiums written for the full year 2012 were $1.017 billion, compared with $1.064 billion for the full year 2011. Realized gains in the fourth quarter of 2011 were $87.4 million compared to $104.5 million for the same period last year.

New insurance written in the fourth quarter was $7.0 billion, compared to $4.2 billion in the fourth quarter of 2011. In addition, the Home Affordable Refinance Program (“HARP”) accounted for $3.5 billion of insurance that is not included in the new insurance written total for the quarter due to these transactions being treated as modifications of the coverage on existing insurance in force. New insurance written for full year 2012 was $24.1 billion compared to $14.2 billion for the full year 2011. HARP activity for 2012 totaled $11.2 billion compared to $2.9 billion 2011.

As of December 31, 2012, MGIC’s primary insurance in force was $162.1 billion, compared with $172.9 billion at December 31, 2011, and $191.3 billion at December 31, 2010. Persistency, or the percentage of insurance remaining in force from one year prior, was 79.8 percent at December 31, 2012, compared with 82.9 percent at December 31, 2011, and 84.4 percent at December 31, 2010. The fair value of MGIC Investment Corporation’s investment portfolio, cash and cash equivalents was $5.3 billion at December 31, 2012 compared with $6.8 billion at December 31, 2011, and $8.8 billion at December 31, 2010.

At December 31, 2012, the percentage of loans that were delinquent, excluding bulk loans, was 11.87 percent, compared with 13.79 percent at December 31, 2011, and 14.94 percent at December 31, 2010. Including bulk loans, the percentage of loans that were delinquent at December 31, 2012 was 13.90 percent, compared to 16.11 percent at December 31, 2011, and 17.48 percent at December 31, 2010.

Losses incurred in the fourth quarter were $688.6 million up from $482.1 million reported for the same period last year due to the previously announced one-time charge of $267.5 million which was recorded to reflect the settlement of the Freddie Mac pool dispute and an increase to loss reserve estimates of approximately $100 million to reflect the settlement agreements discussed above. For the full year 2012, losses incurred were $2.067 billion compared to $1.715 billion in 2011. Net underwriting and other expenses were $51.5 million in the fourth quarter as compared to $50.7 million reported for the same period last year. For the full year 2012 net underwriting and other expenses were $201.4 million compared to $214.8 million in 2011.

Conference Call and Webcast Details
MGIC Investment Corporation will hold a conference call today, February 28, 2013 at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The conference call number is 1-866-847-7859. The call is being webcast and can be accessed at the company’s website at http://mtg.mgic.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. The webcast will be available for replay on the company’s website through April 28, 2013 under Investor Information.

About MGIC

MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation’s largest private mortgage insurer as measured by $162.1 billion primary insurance in force covering 1.0 million mortgages as of December 31, 2012. MGIC serves lenders throughout the United States, Puerto Rico, and other locations helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.

This press release, which includes certain additional statistical and other information, including non-GAAP financial information and a supplement that contains various portfolio statistics and a summary of excess claims paying resources are both available on the Company’s website at http://mtg.mgic.com/ under Investor Information,  Press Releases or Presentations/Webcasts.

From time to time MGIC Investment Corporation releases important information via postings on its corporate website without making any other disclosure and intends to continue to do so in the future. Investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings.  Enrollment information can be found at http://mtg.mgic.com under Investor Information.

Safe Harbor Statement

Forward Looking Statements and Risk Factors

As used below, “we,” “our” and “us” refer to MGIC Investment Corporation’s consolidated operations or to MGIC Investment Corporation, as the context requires; “MGIC” refers to Mortgage Guaranty Insurance Corporation; and “MIC” refers to MGIC Indemnity Corporation.

Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission. These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was issued.

Capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.

The insurance laws of 16 jurisdictions, including Wisconsin, our domiciliary state, require a mortgage insurer to maintain a minimum amount of statutory capital relative to the risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the “Capital Requirements.” New insurance written in the jurisdictions that have Capital Requirements represented approximately 50% of new insurance written in 2011 and 2012. While formulations of minimum capital vary among jurisdictions, the most common formulation allows for a maximum risk-to-capital ratio of 25 to 1. A risk-to-capital ratio will increase if the percentage decrease in capital exceeds the percentage decrease in insured risk. Therefore, as capital decreases, the same dollar decrease in capital will cause a greater percentage decrease in capital and a greater increase in the risk-to-capital ratio. Wisconsin does not regulate capital by using a risk-to-capital measure but instead requires a minimum policyholder position (“MPP”). The “policyholder position” of a mortgage insurer is its net worth or surplus, contingency reserve and a portion of the reserves for unearned premiums.

At December 31, 2012, MGIC’s risk-to-capital ratio was 44.7 to 1, exceeding the maximum allowed by many jurisdictions, and its policyholder position was $640 million below the required MPP of $1.2 billion. We expect MGIC’s risk-to-capital ratio to increase above its December 31, 2012 level. At December 31, 2012, the risk-to-capital ratio of our combined insurance operations (which includes reinsurance affiliates) was 47.8 to 1. A higher risk-to-capital ratio on a combined basis may indicate that, in order for MGIC or MIC to continue to utilize reinsurance arrangements with its subsidiaries or subsidiaries of our holding company, additional capital contributions to the reinsurance affiliates could be needed. These reinsurance arrangements permit MGIC and MIC to write insurance with a higher coverage percentage than they could on their own under certain state-specific requirements.

Statement of Statutory Accounting Principles No. 101 (“SSAP No. 101”) became effective January 1, 2012 and prescribed new standards for determining the amount of deferred tax assets that can be recognized as admitted assets for determining statutory capital. Under a permitted practice effective September 30, 2012 and until further notice, the Office of the Commissioner of Insurance of the State of Wisconsin (“OCI”) has approved MGIC to report its net deferred tax asset as an admitted asset in an amount not to exceed 10% of surplus as regards policyholders, notwithstanding contrary provisions of SSAP No. 101. At December 31, 2012, had MGIC calculated its net deferred tax assets based on the provisions of SSAP No. 101, no deferred tax assets would have been admitted. Pursuant to the permitted practice, deferred tax assets of $63 million were included in statutory capital.

Although MGIC does not meet the Capital Requirements of Wisconsin, the OCI has waived them until December 31, 2013. In place of the Capital Requirements, the OCI Order containing the waiver of Capital Requirements (the “OCI Order”) provides that MGIC can write new business as long as it maintains regulatory capital that the OCI determines is reasonably in excess of a level that would constitute a financially hazardous condition. The OCI Order requires MGIC Investment Corporation, through the earlier of December 31, 2013 and the termination of the OCI Order (the “Covered Period”), to make cash equity contributions to MGIC as may be necessary so that its “Liquid Assets” are at least $1 billion (this portion of the OCI Order is referred to as the “Keepwell Provision”). “Liquid Assets,” which include those of MGIC as well as those held in certain of our subsidiaries, including our Australian subsidiaries, but excluding MIC and its reinsurance affiliates, are the sum of (i) the aggregate cash and cash equivalents, (ii) fair market value of investments and (iii) assets held in trusts supporting the obligations of captive mortgage reinsurers to MGIC. As of December 31, 2012, “Liquid Assets” were approximately $4.8 billion. Although we do not expect that MGIC’s Liquid Assets will fall below $1 billion during the Covered Period, we do expect the amount of Liquid Assets to continue to decline materially after December 31, 2012 and through the end of the Covered Period as MGIC’s claim payments and other uses of cash continue to exceed cash generated from operations. You should read the rest of these risk factors for additional information about factors that could negatively affect MGIC’s Liquid Assets.

The OCI, in its sole discretion, may modify, terminate or extend its waiver of Capital Requirements, although any modification or extension of the Keepwell Provision requires our written consent. If the OCI modifies or terminates its waiver, or if it fails to renew its waiver upon expiration, depending on the circumstances, MGIC could be prevented from writing new business in all jurisdictions if MGIC does not comply with the Capital Requirements. We cannot assure you that MGIC could obtain the additional capital necessary to comply with the Capital Requirements. At present, the amount of additional capital we would need to comply with the Capital Requirements would be substantial. See “— Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.” If MGIC were prevented from writing new business in all jurisdictions, our insurance operations in MGIC would be in run-off (meaning no new loans would be insured but loans previously insured would continue to be covered, with premiums continuing to be received and losses continuing to be paid on those loans) until MGIC either met the Capital Requirements or obtained a necessary waiver to allow it to once again write new business. Furthermore, if the OCI revokes or fails to renew MGIC’s waiver, MIC’s ability to write new business would be severely limited because approval by Fannie Mae and Freddie Mac (the “GSEs”) of MIC (discussed below) is conditioned upon the continued effectiveness of the OCI Order.

MGIC applied for waivers in the other jurisdictions with Capital Requirements and, at this time, has active waivers from seven of them. MIC is writing new business in the jurisdictions where MGIC does not have active waivers. As a result, MGIC and MIC are collectively writing business on a nationwide basis.

Insurance departments, in their sole discretion, may modify, terminate or extend their waivers of Capital Requirements. If an insurance department other than the OCI modifies or terminates its waiver, or if it fails to grant a waiver or renew its waiver after expiration, depending on the circumstances, MGIC could be prevented from writing new business in that particular jurisdiction. Also, depending on the level of losses that MGIC experiences in the future, it is possible that regulatory action by one or more jurisdictions, including those that do not have specific Capital Requirements, may prevent MGIC from continuing to write new insurance in that jurisdiction. As discussed below, under certain conditions, this business would be written in MIC. You should read the rest of these risk factors for additional information about factors that could negatively affect MGIC’s statutory capital and compliance with Capital Requirements.

MGIC’s failure to meet the Capital Requirements to insure new business does not necessarily mean that MGIC does not have sufficient resources to pay claims on its insurance liabilities. While we believe that MGIC has sufficient claims paying resources to meet its claim obligations on its insurance in force on a timely basis, we cannot assure you that the events that led to MGIC failing to meet Capital Requirements would not also result in it not having sufficient claims paying resources. Furthermore, our estimates of MGIC’s claims paying resources and claim obligations are based on various assumptions. These assumptions include the timing of the receipt of claims on loans in our delinquency inventory and future claims that we anticipate will ultimately be received, our anticipated rescission activity, premiums, housing values and unemployment rates. These assumptions are subject to inherent uncertainty and require judgment by management. Current conditions in the domestic economy make the assumptions about when anticipated claims will be received, housing values, and unemployment rates highly volatile in the sense that there is a wide range of reasonably possible outcomes. Our anticipated rescission activity is also subject to inherent uncertainty due to the difficulty of predicting the amount of claims that will be rescinded and the outcome of any legal proceedings or settlement discussions related to rescissions. You should read the rest of these risk factors for additional information about factors that could negatively affect MGIC’s claims paying resources.

As part of our longstanding plan to write new business in MIC, a direct subsidiary of MGIC, MGIC has made capital contributions to MIC. As of December 31, 2012, MIC had statutory capital of $448 million. In the third quarter of 2012, we began writing new mortgage insurance in MIC on the same policy terms as MGIC, in those jurisdictions where we did not have active waivers of Capital Requirements for MGIC. In the second half of 2012, MIC’s new insurance written was $2.4 billion, which includes business from certain jurisdictions for which new insurance is again being written in MGIC after it received the necessary waivers. We are currently writing new mortgage insurance in MIC in Florida, Idaho, Missouri, New Jersey, New York, North Carolina, Ohio and Puerto Rico. Approximately 19% of new insurance written in 2011 and 2012 was from jurisdictions in which MIC is currently writing business. We project MIC can write 100% of our new insurance for at least five years if MGIC is unable to write new business. This projection is based on the 18:1 risk-to-capital limitation prescribed by Freddie Mac’s approval of MIC (discussed below) and assumes the mix and level of new insurance written in the future would be the same as we wrote in 2012. It also assumes MIC’s GSE eligibility would extend throughout this period. If we had to write substantially more of our business in MIC and our levels of new insurance written were to increase materially, MIC may require additional capital to stay below Freddie Mac’s prescribed risk-to-capital limitation or a waiver of that limitation may be required. MIC is licensed to write business in all jurisdictions and, subject to the conditions and restrictions discussed below, has received the necessary approvals from GSEs and the OCI to write business in all of the jurisdictions that have not waived their Capital Requirements for MGIC.

Under an agreement in place with Fannie Mae, as amended November 30, 2012, MIC will be eligible to write mortgage insurance through December 31, 2013, in those jurisdictions (other than Wisconsin) in which MGIC cannot write new insurance due to MGIC’s failure to meet Capital Requirements and to obtain a waiver of them. MIC is also approved to write mortgage insurance for 60 days in jurisdictions that do not have Capital Requirements if a jurisdiction notifies MGIC that, due to its financial condition, it may no longer write new business. The agreement provides that Fannie Mae may, in its discretion, extend such approval to no later than December 31, 2013. The agreement with Fannie Mae, including certain conditions and restrictions to its continued effectiveness, is summarized more fully in, and included as an exhibit to, our Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 30, 2012. Such conditions include the continued effectiveness of the OCI Order and the continued applicability of the Keepwell Provision of the OCI Order.

Under a letter from Freddie Mac that was amended and restated as of November 30, 2012, Freddie Mac approved MIC to write business only in those jurisdictions (other than Wisconsin) where either (a) MGIC is unable to write business because it does not meet the Capital Requirements and does not obtain waivers of them, or (b) MGIC received notice that it may not write business because of that jurisdiction’s view of MGIC’s financial condition. This approval of MIC, which may be withdrawn at any time, expires December 31, 2013, or earlier if a financial examination by the OCI determines that there is a reasonable probability that MGIC will be unable to honor claim obligations at any time in the five years after the examination, or if MGIC fails to honor claim payments. The approval from Freddie Mac, including certain conditions and restrictions to its continued effectiveness, is summarized more fully in, and included as an exhibit to, our Form 8-K filed with the SEC on November 30, 2012. Such conditions include requirements that MIC not exceed a risk-to-capital ratio of 18:1 (at December 31, 2012, MIC’s risk-to-capital ratio was 1.2 to 1); MGIC and MIC comply with all terms and conditions of the OCI Order; the OCI Order remain effective; we contribute $100 million to MGIC on or before December 3, 2012 (which we did); MGIC enter into and comply with the payment terms of the settlement agreement with Freddie Mac and the FHFA dated December 1, 2012 (for more information about the settlement agreement, see “— We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future”); the OCI issue the order described in the next paragraph (which it did); and MIC provide MGIC access to the capital of MIC in an amount necessary for MGIC to maintain sufficient liquidity to satisfy its obligations under insurance policies issued by MGIC.

On November 29, 2012, the OCI issued an order, effective until December 31, 2013, establishing a procedure for MIC to pay a dividend to MGIC if either of the following two events occurs: (1) an OCI examination determines that there is a reasonable probability that MGIC will be unable to honor its policy obligations at any time during the five years after the examination, or (2) MGIC fails to honor its policy obligations that it in good faith believes are valid. If one of these events occurs, the OCI is to conduct a review (to be completed within 60 days after the triggering event) to determine the maximum single dividend MIC could prudently pay to MGIC for the benefit of MGIC’s policyholders, taking account of the interests of MIC’s policyholders and the general public and certain standards for dividends imposed by Wisconsin law. Upon the completion of the review, the OCI will authorize, and MIC will pay, such a dividend within 30 days.

We cannot assure you that the GSEs will approve or continue to approve MIC to write new business in all jurisdictions in which MGIC is unable to do so. If one GSE does not approve MIC in all jurisdictions in which MGIC is unable to write new business, MIC may be able to write insurance on loans that will be sold to the other GSE or retained by private investors. However, because lenders may not know which GSE will purchase their loans until mortgage insurance has been procured, lenders may be unwilling to procure mortgage insurance from MIC. Furthermore, if we are unable to write business on a nationwide basis utilizing a combination of MGIC and MIC, lenders may be unwilling to procure insurance from us anywhere. In addition, new insurance written can be influenced by a lender’s assessment of the financial strength of our insurance operations. In this regard, see “— Competition or changes in our relationships with our customers could reduce our revenues or increase our losses.”

The amount of insurance we write could be adversely affected if the definition of Qualified Residential Mortgage results in a reduction of the number of low down payment loans available to be insured or if lenders and investors select alternatives to private mortgage insurance.

The financial reform legislation that was passed in July 2010 (the “Dodd-Frank Act” or “Dodd-Frank”) requires a securitizer to retain at least 5% of the risk associated with mortgage loans that are securitized, and in some cases the retained risk may be allocated between the securitizer and the lender that originated the loan. This risk retention requirement does not apply to mortgage loans that are Qualified Residential Mortgages (“QRMs”) or that are insured by the FHA or another federal agency. In March 2011, federal regulators requested public comments on a proposed risk retention rule that includes a definition of QRM. The proposed definition of QRM contains many underwriting requirements, including a maximum loan-to-value ratio (“LTV”) of 80% on a home purchase transaction, a prohibition on seller contributions toward a borrower’s down payment or closing costs, and certain limits on a borrower’s debt-to-income ratio. The LTV is to be calculated without including mortgage insurance. None of our new risk written in 2012 was on loans that would qualify as QRMs under the March 2011 proposed rules.

The regulators also requested public comments regarding an alternative QRM definition, the underwriting requirements of which would allow loans with a maximum LTV of 90% and higher debt-to-income ratios than allowed under the proposed QRM definition, and that may consider mortgage insurance in determining whether the LTV requirement is met. We estimate that approximately 22% of our new risk written in 2012 was on loans that would have met the alternative QRM definition. The regulators also requested that the public comments include information that may be used to assess whether mortgage insurance reduces the risk of default. We submitted a comment letter, including studies to the effect that mortgage insurance reduces the risk of default.

Under the proposed rule, because of the capital support provided by the U.S. Government, the GSEs satisfy the Dodd-Frank risk-retention requirements while they are in conservatorship. Therefore, under the proposed rule, lenders that originate loans that are sold to the GSEs while they are in conservatorship would not be required to retain risk associated with those loans. The public comment period for the proposed rule expired in August 2011. At this time we do not know when a final rule will be issued, although it was not expected that the final QRM rule would be issued until the final rule defining Qualified Mortgages (“QMs”) (discussed below) was issued. The Consumer Financial Protection Bureau (the “CFPB”) issued the final QM rule on January 10, 2013.

Depending on, among other things, (a) the final definition of QRM and its requirements for LTV, seller contributions and debt-to-income ratio, (b) to what extent, if any, the presence of mortgage insurance would allow for a higher LTV in the definition of QRM, and (c) whether lenders choose mortgage insurance for non-QRM loans, the amount of new insurance that we write may be materially adversely affected. For other factors that could decrease the demand for mortgage insurance, see “— If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues” and “— The implementation of the Basel III capital accord, or other changes to our customers’ capital requirements, may discourage the use of mortgage insurance.”

As noted above, on January 10, 2013, the CFPB issued the final rule defining QM, in order to implement laws requiring lenders to consider a borrower’s ability to repay a home loan before extending credit. The QM rule prohibits loans with certain features, such as negative amortization, points and fees in excess of 3% of the loan amount, and terms exceeding 30 years, from being considered QMs. The rule also establishes general underwriting criteria for QMs including that a borrower have a total debt-to-income ratio of less than or equal to 43%. The rule provides a temporary category of QMs that have more flexible underwriting requirements so long as they satisfy the general product feature requirements of QMs and so long as they meet the underwriting requirements of the GSEs or those of the U.S. Department of Housing and Urban Development, Department of Veterans Affairs or Rural Housing Service (collectively, “Other Federal Agencies”). The temporary category of QMs that meet the underwriting requirements of the GSEs or the Other Federal Agencies will phase out when the GSEs or the Other Federal Agencies issue their own qualified mortgage rules, if the GSEs’ conservatorship ends, and in any case after seven years. We expect that most lenders will be reluctant to make loans that do not qualify as QMs because they will not be entitled to the presumptions about compliance with the ability-to-pay requirements. Given the credit characteristics presented to us, we estimate that 99% of our new risk written in 2012 was for mortgages that would have met the QM definition and 91% of our new risk written in 2012 was for mortgages that would have met the QM definition even without the temporary category allowed for mortgages that meet the GSEs’ underwriting requirements. In making these estimates, we have not considered the limitation on points and fees because the information is not available to us. We do not believe such limitation would materially affect the percentage of our new risk written meeting the QM definition. The QM rule is scheduled to become effective in January 2014.

Alternatives to private mortgage insurance include:

•	lenders using government mortgage insurance programs, including those of the Federal Housing Administration, or FHA, and the Veterans Administration,

•	lenders and other investors holding mortgages in portfolio and self-insuring,

•	investors using risk mitigation techniques other than private mortgage insurance, using other risk mitigation techniques in conjunction with reduced levels of private mortgage insurance coverage, or accepting credit risk without credit enhancement, and

•	lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio that has private mortgage insurance.

The FHA substantially increased its market share beginning in 2008, and beginning in 2011, that market share began to gradually decline. We believe that the FHA’s market share increased, in part, because private mortgage insurers tightened their underwriting guidelines (which led to increased utilization of the FHA’s programs) and because of increases in the amount of loan level delivery fees that the GSEs assess on loans (which result in higher costs to borrowers). In addition, federal legislation and programs provided the FHA with greater flexibility in establishing new products and increased the FHA’s competitive position against private mortgage insurers. We believe that the FHA’s current premium pricing, when compared to our current credit-tiered premium pricing (and considering the effects of GSE pricing changes), has allowed us to be more competitive with the FHA than in the recent past for loans with high FICO credit scores. We cannot predict, however, the FHA’s share of new insurance written in the future due to, among other factors, different loan eligibility terms between the FHA and the GSEs; future increases in guarantee fees charged by the GSEs; changes to the FHA’s annual premiums; and the total profitability that may be realized by mortgage lenders from securitizing loans through Ginnie Mae when compared to securitizing loans through Fannie Mae or Freddie Mac.

Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.

Substantially all of our insurance written is for loans sold to Fannie Mae and Freddie Mac. The business practices of the GSEs affect the entire relationship between them, lenders and mortgage insurers and include:

•	the level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters (which may be changed by federal legislation), when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	the amount of loan level delivery fees (which result in higher costs to borrowers) that the GSEs assess on loans that require mortgage insurance,

•	whether the GSEs influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	the underwriting standards that determine what loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law,

•	the programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs,

•	the terms that the GSEs require to be included in mortgage insurance policies for loans that they purchase, and

•	the extent to which the GSEs intervene in mortgage insurers’ rescission practices or rescission settlement practices with lenders. For additional information, see “— Our losses could increase if we do not prevail in proceedings challenging whether our rescissions were proper, we enter into material resolution arrangements or rescission rates decrease faster than we are projecting.”

The FHFA is the conservator of the GSEs and has the authority to control and direct their operations. The increased role that the federal government has assumed in the residential mortgage market through the GSE conservatorship may increase the likelihood that the business practices of the GSEs change in ways that have a material adverse effect on us. In addition, these factors may increase the likelihood that the charters of the GSEs are changed by new federal legislation. The Dodd-Frank Act required the U.S. Department of the Treasury to report its recommendations regarding options for ending the conservatorship of the GSEs. This report was released in February 2011 and while it does not provide any definitive timeline for GSE reform, it does recommend using a combination of federal housing policy changes to wind down the GSEs, shrink the government’s footprint in housing finance, and help bring private capital back to the mortgage market. In 2012, Members of Congress introduced several bills intended to scale back the GSEs, however, no legislation was enacted. As a result of the matters referred to above, it is uncertain what role the GSEs, FHA and private capital, including private mortgage insurance, will play in the domestic residential housing finance system in the future or the impact of any such changes on our business. In addition, the timing of the impact on our business is uncertain. Most meaningful changes would require Congressional action to implement and it is difficult to estimate when Congressional action would be final and how long any associated phase-in period may last.

The GSEs have different loan purchase programs that allow different levels of mortgage insurance coverage. Under the “charter coverage” program, on certain loans lenders may choose a mortgage insurance coverage percentage that is less than the GSEs’ “standard coverage” and only the minimum required by the GSEs’ charters, with the GSEs paying a lower price for such loans. In 2011 and 2012, nearly all of our volume was on loans with GSE standard coverage. We charge higher premium rates for higher coverage percentages. To the extent lenders selling loans to the GSEs in the future choose charter coverage for loans that we insure, our revenues would be reduced and we could experience other adverse effects.

We may not continue to meet the GSEs’ mortgage insurer eligibility requirements.

Substantially all of our insurance written is for loans sold to Fannie Mae and Freddie Mac, each of which has mortgage insurer eligibility requirements to maintain the highest level of eligibility, including a financial strength rating of Aa3/AA-. Because MGIC does not meet such financial strength rating requirements of Fannie Mae and Freddie Mac (its financial strength rating from Moody’s is B2 with a negative outlook and from Standard & Poor’s is B- with a negative outlook), MGIC is currently operating with each GSE as an eligible insurer under a remediation plan. We believe that the GSEs view remediation plans as a continuing process of interaction with a mortgage insurer and MGIC will continue to operate under a remediation plan for the foreseeable future. There can be no assurance that MGIC will be able to continue to operate as an eligible mortgage insurer under a remediation plan. In particular, the GSEs are currently in discussions with mortgage insurers regarding their standard mortgage insurer eligibility requirements. We also understand the FHFA and the GSEs are separately developing mortgage insurer capital standards that would replace the use of external credit ratings. The GSEs may include any new eligibility requirements as part of our current remediation plan. MIC’s financial strength rating from Moody’s is Ba3 with a negative outlook and from Standard & Poor’s is B- with a negative outlook Therefore, MIC also does not meet the financial strength rating requirements of the GSEs and is currently operating with each GSE as an eligible insurer under the approvals discussed above. See “— Capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.” If MGIC or MIC cease to be eligible to insure loans purchased by one or both of the GSEs, it would significantly reduce the volume of our new business writings.

We have reported net losses for the last six years, expect to continue to report annual net losses, and cannot assure you when we will return to profitability.

For the years ended December 31, 2012, 2011, 2010, 2009, 2008 and 2007, we had a net loss of $0.9 billion, $0.5 billion, $0.4 billion, $1.3 billion, $0.5 billion and $1.7 billion, respectively. We currently expect to continue to report annual net losses, the size of which will depend primarily on the amount of our incurred and paid losses from our business written prior to 2009. Our incurred and paid losses are dependent on factors that make prediction of their amounts difficult and any forecasts are subject to significant volatility. Although we currently expect to return to profitability on an annual basis, we cannot assure you when, or if, this will occur. Conditions that could delay our return to profitability include high unemployment rates, low cure rates, low housing values, changes to our current rescission practices and unfavorable resolution of ongoing legal proceedings. You should read the rest of these risk factors for additional information about factors that could increase our net losses in the future. The net losses we have experienced have eroded, and any future net losses will erode, our shareholders’ equity and could result in equity being negative.

Our losses could increase if we do not prevail in proceedings challenging whether our rescissions were proper, we enter into material resolution arrangements or rescission rates decrease faster than we are projecting.

Prior to 2008, rescissions of coverage on loans were not a material portion of our claims resolved during a year. However, beginning in 2008, our rescissions of coverage on loans have materially mitigated our paid losses. In each of 2009 and 2010, rescissions mitigated our paid losses by approximately $1.2 billion; in 2011, rescissions mitigated our paid losses by approximately $0.6 billion; and in 2012, rescissions mitigated our paid losses by approximately $0.3 billion (in each case, the figure includes amounts that would have either resulted in a claim payment or been charged to a deductible under a bulk or pool policy, and may have been charged to a captive reinsurer). In recent quarters, less than 10% of claims received in a quarter have been resolved by rescissions, down from the peak of approximately 28% in the first half of 2009.

Our loss reserving methodology incorporates our estimates of future rescissions and reversals of rescissions. Historically, the number of rescissions that we have reversed has been immaterial. A variance between ultimate actual rescission and reversal rates and our estimates, as a result of the outcome of claims investigations, litigation, settlements or other factors, could materially affect our losses. See “— Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.” We estimate rescissions mitigated our incurred losses by approximately $2.5 billion in 2009 and $0.2 billion in 2010. In 2011, we estimate that rescissions had no significant impact on our losses incurred. All of these figures include the benefit of claims not paid in the period as well as the impact of changes in our estimated expected rescission activity on our loss reserves in the period. In the fourth quarter of 2012, we estimate that our rescission benefit in loss reserves was reduced due to probable rescission settlement agreements and that other rescissions had no significant impact on our losses incurred in 2012. For more information about the rescission benefit in loss reserves and the two settlements that we believe are probable, as defined in ASC 450-20, see “— We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.” The completion of those settlements, assuming they occur, may encourage other customers to seek remedies against us.

If the insured disputes our right to rescind coverage, the outcome of the dispute ultimately would be determined by legal proceedings. Under our policies, legal proceedings disputing our right to rescind coverage may be brought up to three years after the lender has obtained title to the property (typically through a foreclosure) or the property was sold in a sale that we approved, whichever is applicable, although in a few jurisdictions there is a longer time to bring such an action. For the majority of our rescissions since the beginning of 2009 that are not subject to a settlement agreement, this period in which a dispute may be brought has not ended. Until a liability associated with a settlement agreement or litigation becomes probable and can be reasonably estimated, we consider a rescission resolved for financial reporting purposes even though legal proceedings have been initiated and are ongoing. Although it is reasonably possible that, when the proceedings are completed, there will be a determination that we were not entitled to rescind in all cases, we are sometimes unable to make a reasonable estimate or range of estimates of the potential liability. Under ASC 450-20, an estimated loss from such proceedings is accrued for only if we determine that the loss is probable and can be reasonably estimated. Therefore, when establishing our loss reserves, we do not generally include additional loss reserves that would reflect an adverse outcome from ongoing legal proceedings.

In April 2011, Freddie Mac advised its servicers that they must obtain its prior approval for rescission settlements and Fannie Mae advised its servicers that they are prohibited from entering into such settlements. In addition, in April 2011, Fannie Mae notified us that we must obtain its prior approval to enter into certain settlements. Since those announcements, the GSEs have approved our settlement agreement with one customer and have rejected settlement agreements that were structured differently. We have reached and implemented settlement agreements that do not require GSE approval, but they have not been material in the aggregate.

As noted in “— We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future,” we have been in mediation with Countrywide Home Loans (“Countrywide”) concerning our dispute regarding rescissions and have made substantial progress in reaching an agreement to settle it. In addition to the proceedings involving Countrywide, we are involved in legal proceedings with respect to rescissions that we do not consider to be collectively material in amount. We continue to discuss with other customers their objections to material rescissions and have reached settlement terms with several of our significant customers. In connection with some of these settlement discussions, we have suspended rescissions related to loans that we believe could be included in potential settlements. As of December 31, 2012, approximately 240 rescissions, representing total potential claim payments of approximately $16 million, were affected by our decision to suspend rescissions for customers other than the two customers for which we consider a settlement agreement probable, as defined in ASC 450-20. Although it is reasonably possible that, when the discussions or legal proceedings with customers regarding rescissions are completed, there will be a conclusion or determination that we were not entitled to rescind in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability.

We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.

Consumers continue to bring lawsuits against home mortgage lenders and settlement service providers. Mortgage insurers, including MGIC, have been involved in litigation alleging violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC’s settlement of class action litigation against it under RESPA became final in October 2003. MGIC settled the named plaintiffs’ claims in litigation against it under FCRA in December 2004, following denial of class certification in June 2004. Since December 2006, class action litigation has been brought against a number of large lenders alleging that their captive mortgage reinsurance arrangements violated RESPA. Beginning in December 2011, MGIC, various mortgage lenders and various other mortgage insurers have been named as defendants in twelve lawsuits, alleged to be class actions, filed in various U.S. District Courts. Three of those cases have previously been dismissed. The complaints in all nine of the remaining cases allege various causes of action related to the captive mortgage reinsurance arrangements of the mortgage lenders, including that the defendants violated RESPA by paying excessive premiums to the lenders’ captive reinsurer in relation to the risk assumed by that captive. MGIC denies any wrongdoing and intends to vigorously defend itself against the allegations in the lawsuits. There can be no assurance that we will not be subject to further litigation under RESPA (or FCRA) or that the outcome of any such litigation, including the lawsuits mentioned above, would not have a material adverse effect on us.

Since June 2005, various state and federal regulators have also conducted investigations or requested information regarding captive mortgage reinsurance arrangements, including (1) a request received by MGIC in June 2005 from the New York Department of Financial Services for information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive compensation; (2) the Minnesota Department of Commerce (the “MN Department”), which regulates insurance, began requesting information in February 2006, regarding captive mortgage reinsurance and certain other matters in response to which MGIC has provided information on several occasions, including as recently as May 2011; (3) various subpoenas received by MGIC beginning in March 2008 from the U.S. Department of Housing and Urban Development (“HUD”), seeking information about captive mortgage reinsurance similar to that requested by the MN Department, but not limited in scope to the state of Minnesota; and (4) correspondence received by MGIC in January 2012 from the CFPB indicating that HUD had transferred authority to the CFPB to investigate captive reinsurance arrangements in the mortgage insurance industry and requesting, among other things, certain information regarding captive mortgage reinsurance transactions in which we participated. In June 2012, we received a Civil Investigative Demand (“CID”) from the CFPB requiring additional information and documentation regarding captive mortgage reinsurance. We have met with, and expect to continue to meet with, the CFPB to discuss the CID and how to resolve its investigation. MGIC has also filed a petition to modify the CID which petition is currently pending. While MGIC believes it would have strong defenses to any claims the CFPB might bring against it as a result of the investigation, it continues to work with the CFPB to try to resolve the investigation and any concerns that the CFPB may have about MGIC’s past and current captive reinsurance practices. If MGIC cannot resolve the concerns of the CFPB, it is possible that the CFPB would assert various RESPA and possibly other claims against it. Other insurance departments or other officials, including attorneys general, may also seek information about or investigate captive mortgage reinsurance.

Various regulators, including the CFPB, state insurance commissioners and state attorneys general may bring actions seeking various forms of relief, including civil penalties and injunctions against violations of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our captive reinsurance arrangements are in conformity with applicable laws and regulations, it is not possible to predict the eventual scope, duration or outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.

We are subject to comprehensive, detailed regulation by state insurance departments. These regulations are principally designed for the protection of our insured policyholders, rather than for the benefit of investors. Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business. Given the recent significant losses incurred by many insurers in the mortgage and financial guaranty industries, our insurance subsidiaries have been subject to heightened scrutiny by insurance regulators. State insurance regulatory authorities could take actions, including changes in capital requirements or termination of waivers of capital requirements, that could have a material adverse effect on us. As noted above, in January 2013, the CFPB issued rules to implement laws requiring mortgage lenders to make ability-to-pay determinations prior to extending credit. We are uncertain whether the CFPB will issue any other rules or regulations that affect our business apart from any action it may take as a result of its investigation of captive mortgage reinsurance. Such rules and regulations could have a material adverse effect on us.

In October 2010, a purported class action lawsuit was filed against MGIC in the U.S. District Court for the Western District of Pennsylvania by a loan applicant on whose behalf a now-settled action we previously disclosed had been filed by the U.S. Department of Justice. In this lawsuit, the loan applicant alleged that MGIC discriminated against her and certain proposed class members on the basis of sex and familial status when MGIC underwrote their loans for mortgage insurance. In May 2011, the District Court granted MGIC’s motion to dismiss with respect to all claims except certain Fair Housing Act claims. On November 29, 2012, the District Court granted final approval for a class action settlement of the lawsuit. The settlement created a settlement class of 265 borrowers. Under the terms of the settlement, MGIC deposited $500,000 into an escrow account to fund possible payments to affected borrowers. In addition, MGIC paid the named plaintiff an “incentive fee” of $7,500 and paid class counsels’ fees of $337,500. Any funds remaining in the escrow account after payment of all claims approved under the procedures established by the settlement will be returned to MGIC.

We understand several law firms have, among other things, issued press releases to the effect that they are investigating us, including whether the fiduciaries of our 401(k) plan breached their fiduciary duties regarding the plan’s investment in or holding of our common stock or whether we breached other legal or fiduciary obligations to our shareholders. We intend to defend vigorously any proceedings that may result from these investigations.

With limited exceptions, our bylaws provide that our officers and 401(k) plan fiduciaries are entitled to indemnification from us for claims against them.

We have made substantial progress in reaching an agreement with Countrywide to settle the dispute we have regarding rescissions. Since December 2009, we have been involved in legal proceedings with Countrywide in which Countrywide alleged that MGIC denied valid mortgage insurance claims. (In our SEC reports, we refer to rescissions of insurance and denials of claims collectively as “rescissions” and variations of that term.) In addition to the claim amounts it alleged MGIC had improperly denied, Countrywide contended it was entitled to other damages of almost $700 million as well as exemplary damages. We sought a determination in those proceedings that we were entitled to rescind coverage on the applicable loans. From January 1, 2008 through December 31, 2012, rescissions of coverage on Countrywide-related loans mitigated our paid losses on the order of $445 million. This amount is the amount we estimate we would have paid had the coverage not been rescinded. In addition, in connection with mediation we were holding with Countrywide, we voluntarily suspended rescissions related to loans that we believed could be covered by a settlement. As of December 31, 2012, coverage on approximately 2,150 loans, representing total potential claim payments of approximately $160 million, that we had determined was rescindable was affected by our decision to suspend such rescissions. While there can be no assurance that we will actually enter into a settlement agreement with Countrywide, we have determined that a settlement with Countrywide is probable.

We are also discussing a settlement with another customer. We have also determined that it is probable we will reach a settlement of our dispute with this customer. As of December 31, 2012, coverage on approximately 250 loans, representing total potential claim payments of approximately $17 million, was affected by our decision to suspend rescissions for that customer.

We are now able to reasonably estimate the probable loss associated with each probable settlement and, as required by ASC 450-20, we have recorded the estimated impact of the two probable settlements referred to above in our financial statements for the quarter ending December 31, 2012. The aggregate impact to loss reserves for the probable settlement agreements was an increase of approximately $100 million. This impact was somewhat offset by impacts to our return premium accrual and premium deficiency reserve. All of these impacts were reflected in the fourth quarter 2012 financial results. If we are not able to reach settlement with Countrywide, we intend to defend MGIC against any related legal proceedings, vigorously.

The flow policies at issue with Countrywide are in the same form as the flow policies that we use with all of our customers, and the bulk policies at issue vary from one another, but are generally similar to those used in the majority of our Wall Street bulk transactions. A settlement with Countrywide may encourage other customers to pursue remedies against us. From January 1, 2008 through December 31, 2012, we estimate that total rescissions mitigated our incurred losses by approximately $2.9 billion, which included approximately $2.9 billion of mitigation on paid losses, excluding $0.6 billion that would have been applied to a deductible. At December 31, 2012, we estimate that our total loss reserves were benefited from anticipated rescissions by approximately $0.2 billion.

Before paying a claim, we review the loan and servicing files to determine the appropriateness of the claim amount. All of our insurance policies provide that we can reduce or deny a claim if the servicer did not comply with its obligations under our insurance policy, including the requirement to mitigate our loss by performing reasonable loss mitigation efforts or, for example, diligently pursuing a foreclosure or bankruptcy relief in a timely manner. We call such reduction of claims submitted to us “curtailments.” In 2012, curtailments reduced our average claim paid by approximately 4%. In addition, the claims submitted to us sometimes include costs and expenses not covered by our insurance policies, such as mortgage insurance premiums, hazard insurance premiums for periods after the claim date and losses resulting from property damage that has not been repaired. These other adjustments reduced claim amounts by less than the amount of curtailments.

After we pay a claim, servicers and insureds sometimes object to our curtailments and other adjustments. We review these objections if they are sent to us within 90 days after the claim was paid. Historically, we have not had material disputes regarding our curtailments or other adjustments. As part of our settlement discussions, Countrywide informed us that they object to approximately $40 million of curtailment and other adjustments. In connection with any settlement agreement with Countrywide, we expect we would enter into a separate agreement with them that would provide for a process to resolve this dispute. However, we do not believe a loss is probable regarding this curtailment dispute and have not accrued any reserves that would reflect an adverse outcome to this dispute. We intend to defend vigorously our position regarding the correctness of these curtailments under our insurance policy. Although we have not had other material objections to our curtailment and adjustment practices, there can be no assurances that we will not face additional challenges to such practices.

A non-insurance subsidiary of our holding company is a shareholder of the corporation that operates the Mortgage Electronic Registration System (“MERS”).  Our subsidiary, as a shareholder of MERS, has been named as a defendant (along with MERS and its other shareholders) in nine lawsuits asserting various causes of action arising from allegedly improper recording and foreclosure activities by MERS. Three of those lawsuits remain pending and the other six lawsuits have been dismissed without an appeal.  The damages sought in the remaining cases are substantial. We deny any wrongdoing and intend to defend ourselves against the allegations in the lawsuits, vigorously.

In addition to the matters described above, we are involved in other legal proceedings in the ordinary course of business. In our opinion, based on the facts known at this time, the ultimate resolution of these ordinary course legal proceedings will not have a material adverse effect on our financial position or results of operations.

Resolution of our dispute with the Internal Revenue Service could adversely affect us.

The Internal Revenue Service (“IRS”) completed examinations of our federal income tax returns for the years 2000 through 2007 and issued assessments for unpaid taxes, interest and penalties related to our treatment of the flow-through income and loss from an investment in a portfolio of residual interests of Real Estate Mortgage Investment Conduits (“REMICs”). This portfolio has been managed and maintained during years prior to, during and subsequent to the examination period. The IRS indicated that it did not believe that, for various reasons, we had established sufficient tax basis in the REMIC residual interests to deduct the losses from taxable income. The IRS assessment related to the REMIC issue is $190.7 million in taxes and penalties. There would also be applicable interest which, when computed on the amount of the assessment, is substantial. Depending on the outcome of this matter, additional state income taxes along with any applicable interest may become due when a final resolution is reached and could also be substantial.

We appealed these assessments within the IRS and, in 2007, we made a payment of $65.2 million to the United States Department of the Treasury related to this assessment. In August 2010, we reached a tentative settlement agreement with the IRS which was not finalized. We currently expect to receive a statutory notice of deficiency (commonly referred to as a “90-day letter”) for the disputed amounts after the first quarter of 2013. We would then be required to litigate their validity in order to avoid payment to the IRS of the entire amount assessed. Any such litigation could be lengthy and costly in terms of legal fees and related expenses. We continue to believe that our previously recorded tax provisions and liabilities are appropriate. However, we would need to make appropriate adjustments, which could be material, to our tax provision and liabilities if our view of the probability of success in this matter changes, and the ultimate resolution of this matter could have a material negative impact on our effective tax rate, results of operations, cash flows and statutory capital. In this regard, see “— Capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.”

Because we establish loss reserves only upon a loan default rather than based on estimates of our ultimate losses on risk in force, losses may have a disproportionate adverse effect on our earnings in certain periods.

In accordance with accounting principles generally accepted in the United States, commonly referred to as GAAP, we establish loss reserves only for loans in default. Reserves are established for reported insurance losses and loss adjustment expenses based on when notices of default on insured mortgage loans are received. Reserves are also established for estimated losses incurred on notices of default that have not yet been reported to us by the servicers (this is often referred to as “IBNR”). We establish reserves using estimated claim rates and claim amounts in estimating the ultimate loss. Because our reserving method does not take account of the impact of future losses that could occur from loans that are not delinquent, our obligation for ultimate losses that we expect to occur under our policies in force at any period end is not reflected in our financial statements, except in the case where a premium deficiency exists. As a result, future losses may have a material impact on future results as such losses emerge.

Because loss reserve estimates are subject to uncertainties and are based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.

We establish reserves using estimated claim rates and claim amounts in estimating the ultimate loss on delinquent loans. The estimated claim rates and claim amounts represent our best estimates of what we will actually pay on the loans in default as of the reserve date and incorporate anticipated mitigation from rescissions. We rescind coverage on loans and deny claims in cases where we believe our policy allows us to do so. Therefore, when establishing our loss reserves, unless we have determined that a loss is probable and can be reasonably estimated, we do not include additional loss reserves that would reflect an adverse development from ongoing dispute resolution proceedings. For more information regarding our legal proceedings , see “— We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.”

The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. Current conditions in the housing and mortgage industries make the assumptions that we use to establish loss reserves more volatile than they would otherwise be. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be adversely affected by several factors, including a deterioration of regional or national economic conditions, including unemployment, leading to a reduction in borrowers’ income and thus their ability to make mortgage payments, a drop in housing values that could result in, among other things, greater losses on loans that have pool insurance, and may affect borrower willingness to continue to make mortgage payments when the value of the home is below the mortgage balance, and mitigation from rescissions being materially less than assumed. Changes to our estimates could result in material impact to our results of operations, even in a stable economic environment, and there can be no assurance that actual claims paid by us will not be substantially different than our loss reserves.

We rely on our management team and our business could be harmed if we are unable to retain qualified personnel.

Our industry is undergoing a fundamental shift following the mortgage crisis: long-standing competitors have gone out of business and two newly capitalized, privately-held start-ups that are not encumbered with a portfolio of pre-crisis mortgages, have been formed. Former executives from other mortgage insurers have joined these two new competitors. In addition, in February 2013, a worldwide insurer and reinsurer with mortgage insurance operations in Europe announced that it was purchasing CMG Mortgage Insurance Company. Our success depends, in part, on the skills, working relationships and continued services of our management team and other key personnel. The departure of key personnel could adversely affect the conduct of our business. In such event, we would be required to obtain other personnel to manage and operate our business, and there can be no assurance that we would be able to employ a suitable replacement for the departing individuals, or that a replacement could be hired on terms that are favorable to us. We currently have not entered into any employment agreements with our officers or key personnel. Volatility or lack of performance in our stock price may affect our ability to retain our key personnel or attract replacements should key personnel depart.

Loan modification and other similar programs may not continue to provide material benefits to us and our losses on loans that re-default can be higher than what we would have paid had the loan not been modified.

Beginning in the fourth quarter of 2008, the federal government, including through the Federal Deposit Insurance Corporation and the GSEs, and several lenders have adopted programs to modify loans to make them more affordable to borrowers with the goal of reducing the number of foreclosures. During 2010, 2011 and 2012, we were notified of modifications that cured delinquencies that had they become paid claims would have resulted in approximately $3.2 billion, $1.8 billion and $1.2 billion, respectively, of estimated claim payments. As noted below, we cannot predict with a high degree of confidence what the ultimate re-default rate on these modifications will be. Although the recent re-default rate has been lower, for internal reporting purposes, we assume approximately 50% of these modifications will ultimately re-default, and those re-defaults may result in future claim payments. Because modifications cure the defaults with respect to the previously defaulted loans, our loss reserves do not account for potential re-defaults unless at the time the reserve is established, the re-default has already occurred. Based on information that is provided to us, most of the modifications resulted in reduced payments from interest rate and/or amortization period adjustments; less than 5% resulted in principal forgiveness.

One loan modification program is the Home Affordable Modification Program (“HAMP”). Some of HAMP’s eligibility criteria relate to the borrower’s current income and non-mortgage debt payments. Because the GSEs and servicers do not share such information with us, we cannot determine with certainty the number of loans in our delinquent inventory that are eligible to participate in HAMP. We believe that it could take several months from the time a borrower has made all of the payments during HAMP’s three month “trial modification” period for the loan to be reported to us as a cured delinquency.

We rely on information provided to us by the GSEs and servicers. We do not receive all of the information from such sources that is required to determine with certainty the number of loans that are participating in, or have successfully completed, HAMP. We are aware of approximately 9,300 loans in our primary delinquent inventory at December 31, 2012 for which the HAMP trial period has begun and which trial periods have not been reported to us as completed or cancelled. Through December 31, 2012 approximately 44,400 delinquent primary loans have cured their delinquency after entering HAMP and are not in default. In 2011 and 2012, approximately 18% and 17%, respectively, of our primary cures were the result of a modification, with HAMP accounting for approximately 70% of those modifications in each year. By comparison, in 2010, approximately 27% of our primary cures were the result of a modification, with HAMP accounting for approximately 60% of those modifications. We believe that we have realized the majority of the benefits from HAMP because the number of loans insured by us that we are aware are entering HAMP trial modification periods has decreased significantly since 2010. Recent announcements by the U.S. Treasury have extended the end date of the HAMP program through 2013, expanded the eligibility criteria of HAMP and increased lenders’ incentives to modify loans through principal forgiveness. Approximately 66% of the loans in our primary delinquent inventory are guaranteed by the GSEs. The GSEs have informed us that they already use expanded criteria (beyond the HAMP guidelines) for determining eligibility for loan modification and currently do not offer principal forgiveness. Therefore, we currently expect new loan modifications will continue to only modestly mitigate our losses in 2013.

In 2009, the GSEs began offering the Home Affordable Refinance Program (“HARP”). HARP allows borrowers who are not delinquent but who may not otherwise be able to refinance their loans under the current GSE underwriting standards, to refinance their loans. We allow the HARP refinances on loans that we insure, regardless of whether the loan meets our current underwriting standards, and we account for the refinance as a loan modification (even where there is a new lender) rather than new insurance written. To incent lenders to allow more current borrowers to refinance their loans, in October 2011, the GSEs and their regulator, FHFA, announced an expansion of HARP. The expansion includes, among other changes, releasing certain representations in certain circumstances benefitting the GSEs. We have agreed to allow these additional HARP refinances, including releasing the insured in certain circumstances from certain rescission rights we would have under our policy. While an expansion of HARP may result in fewer delinquent loans and claims in the future, our ability to rescind coverage will be limited in certain circumstances. We are unable to predict what net impact these changes may have on our incurred or paid losses. Approximately 11% of our primary insurance in force has benefitted from HARP and is still in force.

The effect on us of loan modifications depends on how many modified loans subsequently re-default, which in turn can be affected by changes in housing values. Re-defaults can result in losses for us that could be greater than we would have paid had the loan not been modified. At this point, we cannot predict with a high degree of confidence what the ultimate re-default rate will be. In addition, because we do not have information in our database for all of the parameters used to determine which loans are eligible for modification programs, our estimates of the number of loans qualifying for modification programs are inherently uncertain. If legislation is enacted to permit a portion of a borrower’s mortgage loan balance to be reduced in bankruptcy and if the borrower re-defaults after such reduction, then the amount we would be responsible to cover would be calculated after adding back the reduction. Unless a lender has obtained our prior approval, if a borrower’s mortgage loan balance is reduced outside the bankruptcy context, including in association with a loan modification, and if the borrower re-defaults after such reduction, then under the terms of our policy the amount we would be responsible to cover would be calculated net of the reduction.

Eligibility under certain loan modification programs can also adversely affect us by creating an incentive for borrowers who are able to make their mortgage payments to become delinquent in an attempt to obtain the benefits of a modification. New notices of delinquency increase our incurred losses.

If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.

The factors that affect the volume of low down payment mortgage originations include:

•	restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues and risk-retention requirements associated with non-QRM loans affecting lenders,

•	the level of home mortgage interest rates and the deductibility of mortgage interest for income tax purposes,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.

As noted above, in January 2013, the CFPB issued rules to implement laws requiring mortgage lenders to make ability-to-pay determinations prior to extending credit. We are uncertain whether this Bureau will issue any other rules or regulations that affect our business or the volume of low down payment home mortgage originations. Such rules and regulations could have a material adverse effect on our financial position or results of operations.

A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance, decrease our new insurance written and reduce our revenues. For other factors that could decrease the demand for mortgage insurance, see “— The amount of insurance we write could be adversely affected if the definition of Qualified Residential Mortgage results in a reduction of the number of low down payment loans available to be insured or if lenders and investors select alternatives to private mortgage insurance” and “— The implementation of the Basel III capital accord, or other changes to our customers’ capital requirements, may discourage the use of mortgage insurance.”

Competition or changes in our relationships with our customers could reduce our revenues or increase our losses.

As noted above, the FHA substantially increased its market share beginning in 2008 and beginning in 2011, that market share began to gradually decline. It is difficult to predict the FHA’s future market share due to, among other factors, different loan eligibility terms between the FHA and the GSEs, future increases in guarantee fees charged by the GSEs, changes to the FHA’s annual premiums, and the total profitability that may be realized by mortgage lenders from securitizing loans through Ginnie Mae when compared to securitizing loans through Fannie Mae or Freddie Mac.

In recent years, the level of competition within the private mortgage insurance industry has been intense as many large mortgage lenders reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders. During 2011 and 2012, approximately 9% and 10%, respectively, of our new insurance written was for loans for which one lender was the original insured, although revenue from such loans was significantly less than 10% of our revenues during each of those periods. Our private mortgage insurance competitors include:

•	Genworth Mortgage Insurance Corporation,

•	United Guaranty Residential Insurance Company,

•	Radian Guaranty Inc.,

•	CMG Mortgage Insurance Company (whose owners have agreed to sell it to a worldwide insurer and reinsurer), and

•	Essent Guaranty, Inc.

Until 2010 the mortgage insurance industry had not had new entrants in many years. In 2010, Essent Guaranty, Inc. began writing new mortgage insurance. Essent has publicly reported that one of our customers, JPMorgan Chase, is one of its investors. During 2012, another new company, NMI Holdings Inc., raised $550 million in order to enter the mortgage insurance business. NMI Holdings has been approved as an eligible mortgage insurer by the GSEs and we believe that NMI Holdings expects to launch its business in the second quarter of 2013. In addition, in February 2013, a worldwide insurer and reinsurer with mortgage insurance operations in Europe announced that it was purchasing CMG Mortgage Insurance Company. The perceived increase in credit quality of loans that are being insured today, the deterioration of the financial strength ratings of the existing mortgage insurance companies and the possibility of a decrease in the FHA’s share of the mortgage insurance market may encourage additional new entrants.

PMI Mortgage Insurance Company and Republic Mortgage Insurance Company ceased writing business in 2011. Based on public disclosures, these competitors approximated slightly more than 20% of the private mortgage insurance industry volume in the first half of 2011. Most of the market share of these two former competitors has gone to other mortgage insurers and not to us because, among other reasons, some competitors have materially lower premiums than we do on single premium policies, one of these competitors also uses a risk weighted pricing model that typically results in lower premiums than we charge on certain loans and several of these competitors have streamlined their underwriting to be closely aligned with that of the GSEs. We continuously monitor the competitive landscape and make adjustments to our pricing and underwriting guidelines as warranted.

Our relationships with our customers could be adversely affected by a variety of factors, including tightening of and adherence to our underwriting guidelines, which have resulted in our declining to insure some of the loans originated by our customers and rescission of coverage on loans that affect the customer. We have ongoing discussions with lenders who are significant customers regarding their objections to our rescissions. In the fourth quarter of 2009, Countrywide commenced litigation against us as a result of its dissatisfaction with our rescission practices shortly after Countrywide ceased doing business with us. See “— We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future” for more information, including about the probable settlement of that litigation.

We believe many lenders assess a mortgage insurer’s financial strength rating and risk-to-capital ratio as important elements of the process through which they select mortgage insurers. As a result of MGIC’s and MIC’s less than investment grade financial strength ratings and MGIC’s risk-to-capital ratio level being above the maximum allowed by some jurisdictions, MGIC and MIC may be competitively disadvantaged with these lenders. MGIC’s financial strength rating from Moody’s is B2 with a negative outlook and from Standard & Poor’s is B- with a negative outlook. MIC’s financial strength rating from Moody’s is Ba3 with a negative outlook and from Standard & Poor’s is B- with a negative outlook. It is possible that MGIC’s financial strength ratings could decline from these levels. MGIC’s risk-to-capital ratio exceeds 25:1 and the applicable minimum capital requirement of certain states. We currently expect to continue to report a risk-to-capital ratio in excess of 25:1. Our risk-to-capital ratio will depend primarily on the level of incurred losses, any settlement with the IRS, and the volume of new risk written. Our incurred losses are dependent upon factors that make prediction of their amounts difficult and any forecasts are subject to significant volatility. Although we expect the risk-to-capital ratio to eventually decline, we cannot assure you of when, or if, this will occur. Conditions that could delay the decline in the risk-to-capital ratio include high unemployment rates, low cure rates, low housing values, changes to our current rescission practices, unfavorable resolution of ongoing legal proceedings and the volume of new insurance written in MIC.

Downturns in the domestic economy or declines in the value of borrowers’ homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing.

Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. In general, favorable economic conditions reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions, including an increase in unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Housing values may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on and the cost of mortgage credit due to more stringent underwriting standards, liquidity issues and risk-retention requirements associated with non-QRM loans affecting lenders, higher interest rates generally or changes to the deductibility of mortgage interest for income tax purposes, or other factors. The residential mortgage market in the United States has for some time experienced a variety of poor or worsening economic conditions, including a material nationwide decline in housing values, with declines continuing into early 2012 in a number of geographic areas. Although housing values have recently been increasing in certain markets, they generally remain significantly below their early 2007 levels. Changes in housing values and unemployment levels are inherently difficult to forecast given the uncertainty in the current market environment, including uncertainty about the effect of actions the federal government has taken and may take with respect to tax policies, mortgage finance programs and policies, and housing finance reform.

The mix of business we write also affects the likelihood of losses occurring.

Even when housing values are stable or rising, mortgages with certain characteristics have higher probabilities of claims. These characteristics include loans with loan-to-value ratios over 95% (or in certain markets that have experienced declining housing values, over 90%), FICO credit scores below 620, limited underwriting, including limited borrower documentation, or higher total debt-to-income ratios, as well as loans having combinations of higher risk factors. As of December 31, 2012, approximately 24.2% of our primary risk in force consisted of loans with loan-to-value ratios greater than 95%, 7.8% had FICO credit scores below 620, and 8.5% had limited underwriting, including limited borrower documentation, each attribute as determined at the time of loan origination. A material portion of these loans were written in 2005 — 2007 or the first quarter of 2008. In accordance with industry practice, loans approved by GSEs and other automated underwriting systems under “doc waiver” programs that do not require verification of borrower income are classified by us as “full documentation.” For additional information about such loans, see footnote (1) to Additional Information at the end of this press release.

From time to time, in response to market conditions, we change the types of loans that we insure and the guidelines under which we insure them. In addition, we make exceptions to our underwriting guidelines on a loan-by-loan basis and for certain customer programs. Together, the number of loans for which exceptions were made accounted for fewer than 5% of the loans we insured in 2011 and fewer than 2% of the loans we insured in 2012. A large percentage of the exceptions were made for loans with debt-to-income ratios slightly above our guidelines or financial reserves slightly below our guidelines. While the debt-to-income ratio contained in our guidelines exceeds the general requirements of the Qualified Mortgage (“QM”) definition, it is within the underwriting guidelines of the GSEs. The rule containing the QM definition provides a temporary category of QMs that have more flexible underwriting requirements so long as they satisfy the general product feature requirements of QMs and so long as they meet the underwriting requirements of certain agencies, including the GSEs. For more information, see “— The amount of insurance we write could be adversely affected if the definition of Qualified Residential Mortgage results in a reduction of the number of low down payment loans available to be insured or if lenders and investors select alternatives to private mortgage insurance.” Beginning in September 2009, we have made changes to our underwriting guidelines that have allowed certain loans to be eligible for insurance that were not eligible prior to those changes and we expect to continue to make changes in appropriate circumstances in the future. As noted above in “— Competition or changes in our relationships with our customers could reduce our revenues or increase our losses,” in the first quarter of 2012, we made changes to streamline our underwriting guidelines and lowered our premium rates on loans with credit scores of 760 or higher. Our underwriting guidelines are available on our website at http://www.mgic.com/underwriting/index.html.

During the second quarter of 2012, we began writing a portion of our new insurance under an endorsement to our master policy that limits our ability to rescind coverage on loans that meet the conditions in that endorsement, which is filed as Exhibit 99.7 to our quarterly report on Form 10-Q for the quarter ended March 31, 2012 (filed with the SEC on May 10, 2012). Availability of the endorsement is subject to approval in specified jurisdictions. We estimate that approximately 33% of our new insurance written in the fourth quarter of 2012 and 41% of our new insurance written in December 2012, was written under this endorsement. We expect that eventually a significant portion of our new insurance written will have rescission terms equivalent to those in this endorsement.

As of December 31, 2012, approximately 2.2% of our primary risk in force written through the flow channel, and 27.5% of our primary risk in force written through the bulk channel, consisted of adjustable rate mortgages in which the initial interest rate may be adjusted during the five years after the mortgage closing (“ARMs”). In the current interest rate environment, interest rates resetting in the near future are unlikely to exceed the interest rates at origination. We classify as fixed rate loans adjustable rate mortgages in which the initial interest rate is fixed during the five years after the mortgage closing. If interest rates should rise between the time of origination of such loans and when their interest rates may be reset, claims on ARMs and adjustable rate mortgages whose interest rates may only be adjusted after five years would be substantially higher than for fixed rate loans. In addition, we have insured “interest-only” loans, which may also be ARMs, and loans with negative amortization features, such as pay option ARMs. We believe claim rates on these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.

Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses even under our current underwriting guidelines. We do, however, believe that given the various changes in our underwriting guidelines that were effective beginning in the first quarter of 2008, our insurance written beginning in the second quarter of 2008 will generate underwriting profits.

The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.

We set premiums at the time a policy is issued based on our expectations regarding likely performance over the long-term. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase our premiums. Generally, we cannot cancel the mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect our results of operations or financial condition.

In January 2008, we announced that we had decided to stop writing the portion of our bulk business that insures loans included in Wall Street securitizations because the performance of such loans deteriorated materially in the fourth quarter of 2007 and this deterioration was materially worse than we experienced for loans insured through the flow channel or loans insured through the remainder of our bulk channel. As of December 31, 2007 we established a premium deficiency reserve of approximately $1.2 billion. As of December 31, 2012, the premium deficiency reserve was $74 million, which reflects the present value of expected future losses and expenses that exceeds the present value of expected future premium and already established loss reserves on these bulk transactions.

We continue to experience material losses, especially on the 2006 and 2007 books. The ultimate amount of these losses will depend in part on general economic conditions, including unemployment, and the direction of home prices, which in turn will be influenced by general economic conditions and other factors. Because we cannot predict future home prices or general economic conditions with confidence, there is significant uncertainty surrounding what our ultimate losses will be on our 2006 and 2007 books. Our current expectation, however, is that these books will continue to generate material incurred and paid losses for a number of years. There can be no assurance that an additional premium deficiency reserve on Wall Street Bulk or on other portions of our insurance portfolio will not be required.

It is uncertain what effect the extended timeframes in the foreclosure process, due to moratoriums, suspensions or issues arising from the investigation of servicers’ foreclosure procedures, will have on us.

In response to the significant increase in the number of foreclosures that began in 2009, various government entities and private parties have from time to time enacted foreclosure (or equivalent) moratoriums and suspensions (which we collectively refer to as moratoriums). In October 2010, a number of mortgage servicers temporarily halted some or all of the foreclosures they were processing after discovering deficiencies in their foreclosure processes and those of their service providers. In response to the deficiencies, some states changed their foreclosure laws to require additional review and verification of the accuracy of foreclosure filings. Some states also added requirements to the foreclosure process, including mediation processes and requirements to file new affidavits. Certain state courts have issued rulings calling into question the validity of some existing foreclosure practices. These actions halted or significantly delayed foreclosures. Furthermore five of the nation’s largest mortgage servicers agreed to implement new servicing and foreclosure practices as part of a settlement announced in February 2012, with the federal government and the attorneys general of 49 states.

Past moratoriums or delays were designed to afford time to determine whether loans could be modified and did not stop the accrual of interest or affect other expenses on a loan, and we cannot predict whether any future moratorium or lengthened timeframes would do so. Therefore, unless a loan is cured during a moratorium or delay, at the completion of a foreclosure, additional interest and expenses may be due to the lender from the borrower. In some circumstances, our paid claim amount may include some additional interest and expenses. For moratoriums or delays resulting from investigations into servicers and other parties’ actions in foreclosure proceedings, our willingness to pay additional interest and expenses may be different, subject to the terms of our mortgage insurance policies. The various moratoriums and extended timeframes may temporarily delay our receipt of claims and may increase the length of time a loan remains in our delinquent loan inventory.

We do not know what effect improprieties that may have occurred in a particular foreclosure have on the validity of that foreclosure, once it was completed and the property transferred to the lender. Under our policy, in general, completion of a foreclosure is a condition precedent to the filing of a claim. Beginning in 2011 and from time to time, various courts have ruled that servicers did not provide sufficient evidence that they were the holders of the mortgages and therefore they lacked authority to foreclose. Some courts in other jurisdictions have considered similar issues and reached similar conclusions, but other courts have reached different conclusions. These decisions have not had a direct impact on our claims processes or rescissions.

We are susceptible to disruptions in the servicing of mortgage loans that we insure.

We depend on reliable, consistent third-party servicing of the loans that we insure. Over the last several years, the mortgage loan servicing industry has experienced consolidation. The resulting reduction in the number of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. In addition, current housing market trends have led to significant increases in the number of delinquent mortgage loans requiring servicing. These increases have strained the resources of servicers, reducing their ability to undertake mitigation efforts that could help limit our losses, and have resulted in an increasing amount of delinquent loan servicing being transferred to specialty servicers. The transfer of servicing can cause a disruption in the servicing of delinquent loans. Future housing market conditions could lead to additional increases in delinquencies. Managing a substantially higher volume of non-performing loans could lead to increased disruptions in the servicing of mortgages. Investigations into whether servicers have acted improperly in foreclosure proceedings may further strain the resources of servicers.

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.

In each year, most of our premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is also generally referred to as persistency, is a significant determinant of our revenues. The factors affecting the length of time our insurance remains in force include:

•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the current value of the homes underlying the mortgages in the insurance in force.

Our persistency rate was 79.8% at December 31, 2012, compared to 82.9% at December 31, 2011 and 84.4% at December 31, 2010. During the 1990s, our year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. Since 2000, our year-end persistency ranged from a high of 84.7% at December 31, 2009 to a low of 47.1% at December 31, 2003.

Current mortgage interest rates are at or near historic lows. The high-quality mortgages insured by us in recent years that have not experienced significant declines in underlying home prices, are especially vulnerable to refinancing. Future premiums on our insurance in force represent a material portion of our claims paying resources. We are unsure what the impact on our revenues will be as mortgages are refinanced, because the number of policies we write for replacement mortgages may be more or less than the terminated policies associated with the refinanced mortgages.

Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.

As noted above under “— Capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis,” we may need to raise additional equity capital. Any future issuance of equity securities may substantially dilute your ownership interest in our company. In addition, the market price of our common stock could decline as a result of sales of a large number of shares or similar securities in the market or the perception that such sales could occur.

We have $389.5 million principal amount of 9% Convertible Junior Subordinated Debentures outstanding. The principal amount of the debentures is currently convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.0741 common shares per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $13.50 per share. We have elected to defer the payment of approximately $17.5 million of interest on these debentures that was scheduled to be paid on October 1, 2012. We expect to defer additional interest in the future. If a holder elects to convert its debentures, the interest that has been deferred on the debentures being converted is also converted into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures. We also have $345 million principal amount of 5% Convertible Senior Notes outstanding. The Convertible Senior Notes are convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.4186 shares per $1,000 principal amount at any time prior to the maturity date. This represents an initial conversion price of approximately $13.44 per share. We do not have the right to defer interest on these Convertible Senior Notes.

Our common stock could be delisted from the NYSE

The listing of our common stock on the New York Stock Exchange, or NYSE, is subject to compliance with NYSE’s continued listing standards. Among other things, those standards require that the average closing price of our common stock during any consecutive 30-day trading period not fall below $1.00. Although we have not failed this standard, on three trading days in August 2012, the closing price of our stock fell below $1.00. If we are notified by the NYSE that we have not satisfied this stock price standard, then we would have a period of time in which to cure the deficiency, such as by effecting a reverse stock split. The NYSE can also, in its discretion, discontinue listing our common stock under certain circumstances. For example, if we cease writing new insurance, our common stock could be delisted from the NYSE unless we cure the deficiency during the time provided by the NYSE. If the NYSE were to delist our common stock, it likely would result in a significant decline in the trading price, trading volume and liquidity of our common stock. We also expect that the suspension and delisting of our common stock would lead to decreases in analyst coverage and market-making activity relating to our common stock, as well as reduced information about trading prices and volume. As a result, it could become significantly more difficult for our shareholders to sell their shares of our common stock at prices comparable to those in effect prior to delisting or at all.

Our debt obligations materially exceed our holding company cash and investments

At December 31, 2012, we had approximately $315 million in cash and investments at our holding company and our holding company’s debt obligations were $835 million in par value, consisting of $100 million of Senior Notes due in November 2015, $345 million of Convertible Senior Notes due in 2017, and $390 million of Convertible Junior Debentures due in 2063. Annual debt service on the debt outstanding as of December 31, 2012, is $58 million, including approximately $35 million on the Convertible Junior Debentures for which we have deferred the interest that was scheduled to be paid on October 1, 2012. Any deferred interest compounds at the stated rate of 9%.

The Senior Notes, Convertible Senior Notes and Convertible Junior Debentures are obligations of our holding company, MGIC Investment Corporation, and not of its subsidiaries. Our holding company has no material sources of cash inflows other than investment income. The payment of dividends from our insurance subsidiaries, which prior to raising capital in the public markets in 2008 and 2010 had been the principal source of our holding company cash inflow, is restricted by insurance regulation. MGIC is the principal source of dividend-paying capacity. Since 2008, MGIC has not paid any dividends to our holding company. Through 2013, MGIC cannot pay any dividends to our holding company without approval from the OCI. In connection with the approval of MIC as an eligible mortgage insurer, Freddie Mac and Fannie Mae have imposed dividend restrictions on MGIC and MIC through December 31, 2013. Any additional capital contributions to our subsidiaries, including our non-insurance subsidiaries, would further decrease our holding company cash and investments. See Note 8 – “Debt” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for additional information about the holding company’s debt obligations, including restrictive covenants in our Senior Notes and our right to defer interest on our Convertible Junior Debentures.

We could be adversely affected if personal information on consumers that we maintain is improperly disclosed.

As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation and expose us to material claims for damages.

The implementation of the Basel III capital accord, or other changes to our customers’ capital requirements, may discourage the use of mortgage insurance.

In 1988, the Basel Committee on Banking Supervision (the “Basel Committee”) developed the Basel Capital Accord (Basel I), which set out international benchmarks for assessing banks’ capital adequacy requirements. In June 2005, the Basel Committee issued an update to Basel I (as revised in November 2005, Basel II). Basel II was implemented by many banks in the United States and many other countries in 2009 and 2010.

In December 2010, the Basel Committee released the nearly final version of Basel III. In June 2012, federal regulators requested public comments on proposed rules to implement Basel III. The proposed Basel III rules would increase the capital requirements of many banking organizations. Among other provisions, the proposed rules contain a range of risk weightings for residential mortgages held for investment by certain banking organizations, with the specific weighting dependent upon, among other things, a loan’s LTV. Unlike previous Basel rules, the proposed Basel III rules do not consider mortgage insurance when calculating a loan’s risk weighting. The rules, if implemented as proposed, may reduce the incentive of banking organizations to purchase mortgage insurance for loans held for investment. The proposed Basel III rules continue to afford FHA-insured loans and Ginnie Mae mortgage-backed securities (“MBS”) a lower risk weighting than Fannie Mae and Freddie Mac MBS. Therefore, with respect to capital requirements, FHA-insured loans will continue to have a competitive advantage over loans insured by private mortgage insurance and then sold to and securitized by the GSEs. Public comments to the proposed rules were due by October 22, 2012. It is uncertain what form the final rules will take. We are continuing to evaluate the potential effects of the proposed Basel III rules on our business.

Our Australian operations may suffer significant losses.

We began international operations in Australia, where we started to write business in June 2007. Since 2008, we are no longer writing new business in Australia. Our existing risk in force in Australia is subject to the risks described in the general economic and insurance business-related factors discussed above. In addition to these risks, we are subject to a number of other risks from having deployed capital in Australia, including foreign currency exchange rate fluctuations and interest-rate volatility particular to Australia.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
		(Unaudited)
		(In thousands, except per share data)
Net premiums written	$260,736	$263,773	$1,017,832	$1,064,380

Net premiums earned	$261,705	$275,741	$1,033,170	$1,123,835
Investment income	21,660	40,339	121,640	201,270
Realized gains, net	87,362	104,530	197,719	143,430
Total other-than-temporary impairment losses	(1,970)	(462)	(2,310)	(715)
Portion of loss recognized in other comprehensive
income (loss), before taxes	—	—	—	—

Net impairment losses recognized in earnings	(1,970)	(462)	(2,310)	(715)
Other revenue	2,615	26,842	28,145	36,459

Total revenues	371,372	446,990	1,378,364	1,504,279
Losses and expenses:
Losses incurred	688,636	482,070	2,067,253	1,714,707
Change in premium deficiency reserve	(10,351)	(11,709)	(61,036)	(44,150)
Underwriting and other expenses, net	51,516	50,680	201,447	214,750
Interest expense	25,327	25,142	99,344	103,271

Total losses and expenses	755,128	546,183	2,307,008	1,988,578

Loss before tax	(383,756)	(99,193)	(928,644)	(484,299)
Provision for (benefit from) income taxes	2,935	36,101	(1,565)	1,593

Net Loss	$(386,691)	$(135,294)	$(927,079)	$(485,892)

Diluted weighted average common shares
outstanding	202,014	201,125	201,892	201,019

Diluted loss per share	$(1.91)	$(0.67)	$(4.59)	$(2.42)

NOTE: See “Certain Non-GAAP Financial Measures” for diluted earnings per share contribution from realized gains and losses.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF

	December 31,	December 31,	December 31,
	2012	2011	2010
		(Unaudited)
	(In thousands, except per share data)
ASSETS

Investments (1)	$4,230,275	$5,823,647	$7,458,282
Cash and cash equivalents	1,027,625	995,799	1,304,154
Reinsurance recoverable on loss reserves (2)	104,848	154,607	275,290
Prepaid reinsurance premiums	841	1,617	2,637
Home office and equipment, net	27,190	28,145	28,638
Deferred insurance policy acquisition costs	11,245	7,505	8,282
Other assets	172,300	204,910	256,359

	$5,574,324	$7,216,230	$9,333,642

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Loss reserves (2)	$4,056,843	$4,557,512	$5,884,171
Unearned premiums	138,840	154,866	215,157
Premium deficiency reserve	73,781	134,817	178,967
Senior notes	99,910	170,515	376,329
Convertible senior notes	345,000	345,000	345,000
Convertible junior debentures	379,609	344,422	315,626
Other liabilities	283,401	312,283	349,337

Total liabilities	5,377,384	6,019,415	7,664,587
Shareholders’ equity	196,940	1,196,815	1,669,055

	$5,574,324	$7,216,230	$9,333,642

Book value per share (3)	$0.97	$5.95	$8.33

(1) Investments include net unrealized gains on securities	41,541	120,087	88,424
(2) Loss reserves, net of reinsurance recoverable on loss reserves	3,951,995	4,402,905	5,608,881
(3) Shares outstanding	202,032	201,172	200,450

CERTAIN NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
		(Unaudited)
		(In thousands, except per share data)
Diluted earnings per share contribution from realized gains (losses):
Realized gains and impairment losses	$85,392	$104,068	$195,409	$142,715
Income taxes at 35% (1)	—	—	—	—

After tax realized gains	85,392	104,068	195,409	142,715
Weighted average shares	202,014	201,125	201,892	201,019

Diluted EPS contribution from realized gains and
impairment losses	$0.42	$0.52	$0.97	$0.71

(1)	Due to the establishment of a valuation allowance, income taxes provided are not currently affected by realized gains or losses. Management believes the diluted earnings per share contribution from realized gains or losses provides useful information to investors because it shows the after-tax effect of these items, which can be discretionary.

Additional Information

	Q3 2011		Q4 2011		Q1 2012		Q2 2012		Q3 2012		Q4 2012
New primary insurance written (NIW) (billions)	$3.9		$4.2		$4.2		$5.9		$7.0		$7.0

New primary risk written (billions)	$1.0		$1.0		$1.0		$1.5		$1.8		$1.7

Product mix as a % of primary flow NIW
>95% LTVs	2%		2%		2%		3%		3%		3%
ARMs	1%		1%		1%		1%		1%		1%
Refinances	20%		39%		42%		32%		32%		41%

Primary Insurance In Force (IIF) (billions) (1)	$179.0		$172.9		$169.0		$166.7		$164.9		$162.1
Flow	$158.3		$153.5		$150.3		$148.6		$147.5		$146.2
Bulk	$20.7		$19.4		$18.7		$18.1		$17.4		$15.9

Prime (620 & >)	$150.9		$146.3		$143.5		$142.3		$141.7		$140.4
A minus (575 - 619)	$10.1		$9.7		$9.3		$8.9		$8.5		$8.2
Sub-Prime (< 575)	$2.7		$2.6		$2.5		$2.4		$2.3		$2.3
Reduced Doc (All FICOs)	$15.3		$14.3		$13.7		$13.1		$12.4		$11.2

Annual Persistency	83.7%		82.9%		82.2%		81.4%		80.2%		79.8%

Primary Risk In Force (RIF) (billions) (1)	$46.0		$44.5		$43.5		$42.9		$42.5		$41.7
Prime (620 & >)	$38.3		$37.2		$36.5		$36.2		$36.1		$35.8
A minus (575 - 619)	$2.7		$2.6		$2.6		$2.4		$2.3		$2.2
Sub-Prime (< 575)	$0.8		$0.8		$0.7		$0.7		$0.7		$0.7
Reduced Doc (All FICOs)	$4.2		$3.9		$3.7		$3.6		$3.4		$3.0

RIF by FICO
FICO 620 & >	91.5%		91.5%		91.7%		91.9%		92.1%		92.2%
FICO 575 - 619	6.6%		6.6%		6.4%		6.3%		6.1%		6.0%
FICO < 575	1.9%		1.9%		1.9%		1.8%		1.8%		1.8%

Average Coverage Ratio (RIF/IIF) (1)
Total	25.7%		25.7%		25.7%		25.8%		25.8%		25.7%
Prime (620 & >)	25.4%		25.4%		25.4%		25.5%		25.5%		25.5%
A minus (575 - 619)	27.2%		27.3%		27.3%		27.4%		27.4%		27.4%
Sub-Prime (< 575)	28.8%		28.9%		28.9%		28.9%		29.0%		29.0%
Reduced Doc (All FICOs)	27.3%		27.2%		27.3%		27.2%		27.2%		27.0%

Average Loan Size (thousands) (1)
Total IIF	$156.79		$158.59		$158.89		$159.59		$160.70		$161.06
Flow	$155.72		$157.87		$158.28		$159.20		$160.62		$161.42
Bulk	$165.42		$164.55		$163.99		$162.80		$161.38		$157.85

Prime (620 & >)	$156.55		$158.87		$159.29		$160.26		$161.69		$162.45
A minus (575 - 619)	$130.60		$130.70		$130.37		$129.86		$129.43		$128.85
Sub-Prime (< 575)	$120.73		$121.13		$120.98		$120.65		$120.01		$119.63
Reduced Doc (All FICOs)	$196.26		$194.06		$193.54		$192.23		$191.18		$188.21

Primary IIF — # of loans (1)	1,141,442		1,090,086		1,063,797		1,044,342		1,026,200		1,006,346
Prime (620 & >)	964,011		921,112		901,300		887,967		875,953		864,432
A minus (575 - 619)	77,548		74,036		71,250		68,538		65,878		63,438
Sub-Prime (< 575)	22,252		21,391		20,633		20,003		19,371		18,805
Reduced Doc (All FICOs)	77,631		73,547		70,614		67,834		64,998		59,671

Primary IIF — Delinquent Roll Forward — # of Loans
Beginning Delinquent Inventory	184,452		180,894		175,639		160,473		153,990		148,885
Plus: New Notices	44,342		41,796		34,781		32,241		34,432		31,778
Less: Cures	(34,335)		(33,837)		(37,144)		(26,368)		(27,384)		(29,352)
Less: Paids (including those charged to a deductible or captive)	(12,033)		(12,086)		(11,909)		(11,738)		(11,344)		(10,750)
Less: Rescissions and denials (5)	(1,532)		(1,128)		(894)		(618)		(809)		(716)
Ending Delinquent Inventory	180,894		175,639		160,473		153,990		148,885		139,845

Primary claim received inventory included in ending delinquent inventory (5)	13,799		12,610		12,758		13,421		12,508		11,731

Composition of Cures
Reported delinquent and cured intraquarter	10,240		9,333		11,353		7,104		8,097		7,819

Number of payments delinquent prior to cure
3 payments or less	12,663		13,883		16,523		11,875		10,593		11,651
4-11 payments	6,840		6,298		6,277		5,349		5,433		5,476
12 payments or more	4,592		4,323		2,991		2,040		3,261		4,406
Total Cures in Quarter	34,335		33,837		37,144		26,368		27,384		29,352

	Q3 2011		Q4 2011		Q1 2012		Q2 2012		Q3 2012		Q4 2012

Composition of Paids
Number of payments delinquent at time of claim payment
3 payments or less	55		38		44		50		71		55
4-11 payments	1,317		1,600		1,776		1,840		1,771		1,584
12 payments or more	10,661		10,448		10,089		9,848		9,502		9,111
Total Paids in Quarter	12,033		12,086		11,909		11,738		11,344		10,750

Aging of Primary Delinquent Inventory
Consecutive months in default
3 months or less	33,167	18%	31,456	18%	22,516	14%	24,488	16%	25,593	17%	23,282	17%
4-11 months	45,110	25%	46,352	26%	45,552	28%	38,400	25%	35,029	24%	34,688	25%
12 months or more	102,617	57%	97,831	56%	92,405	58%	91,102	59%	88,263	59%	81,875	58%

Number of payments delinquent
3 payments or less	43,312	24%	42,804	24%	33,579	21%	33,677	22%	35,130	24%	34,245	24%
4-11 payments	47,929	26%	47,864	27%	45,539	28%	39,744	26%	36,359	24%	34,458	25%
12 payments or more	89,653	50%	84,971	49%	81,355	51%	80,569	52%	77,396	52%	71,142	51%

Primary IIF — # of Delinquent Loans (1)	180,894		175,639		160,473		153,990		148,885		139,845
Flow	137,084		134,101		121,959		116,798		113,339		107,497
Bulk	43,810		41,538		38,514		37,192		35,546		32,348

Prime (620 & >)	114,828		112,403		102,884		98,447		95,517		90,270
A minus (575 - 619)	26,600		25,989		23,002		22,428		21,865		20,884
Sub-Prime (< 575)	9,562		9,326		8,434		8,175		7,999		7,668
Reduced Doc (All FICOs)	29,904		27,921		26,153		24,940		23,504		21,023

Primary IIF Delinquency Rates (1)	15.85%		16.11%		15.09%		14.75%		14.51%		13.90%
Flow	13.49%		13.79%		12.84%		12.51%		12.34%		11.87%
Bulk	35.02%		35.33%		33.82%		33.50%		32.97%		32.10%

Prime (620 & >)	11.91%		12.20%		11.42%		11.09%		10.90%		10.44%
A minus (575 - 619)	34.30%		35.10%		32.28%		32.72%		33.19%		32.92%
Sub-Prime (< 575)	42.97%		43.60%		40.88%		40.87%		41.29%		40.78%
Reduced Doc (All FICOs)	38.52%		37.96%		37.04%		36.77%		36.16%		35.23%

Reserves
Primary
Direct Loss Reserves (millions)	$4,403		$4,249		$3,985		$3,934		$3,855		$3,744
Average Direct Reserve Per Default	$24,342		$24,193		$24,835		$25,547		$25,890		$26,771
Pool
Direct Loss Reserves (millions)	$379		$299		$216		$168		$144		$140
Ending Delinquent Inventory	33,792		32,971		26,601		25,178		9,337	(6)	8,594
Pool claim received inventory included in ending delinquent inventory	1,345		1,398		893		1,154		255		304
Reserves related to Freddie Mac settlement (6)	—		—		—		—		—		167
Other Gross Reserves (millions) (4)	$10		$10		$8		$7		$5		$6

Net Paid Claims (millions) (1) (2)	$751		$704		$673		$636		$587		$628
Flow	$475		$484		$459		$466		$430		$425
Bulk	$137		$135		$124		$113		$115		$98
Pool — with aggregate loss limits	$138		$90		$95		$64		$42		$9
Pool — without aggregate loss limits	$6		$4		$4		$6		$7		$7
Pool — Freddie Mac settlement (6)	$—		$—		$—		$—		$—		$100
Reinsurance	$(20)		$(28)		$(24)		$(25)		$(21)		$(20)
Other (4)	$15		$19		$15		$12		$14		$9
Reinsurance terminations (2)	$(36)		$—		$—		$—		$—		$(6)

Prime (620 & >)	$419		$430		$408		$402		$378		$370
A minus (575 - 619)	$68		$62		$64		$63		$57		$51
Sub-Prime (< 575)	$17		$14		$18		$18		$16		$13
Reduced Doc (All FICOs)	$108		$113		$93		$96		$94		$89

Primary Average Claim Payment (thousands) (1)	$50.9		$51.1		$48.9		$49.3		$48.0		$48.6
Flow	$48.0		$48.3		$46.2		$46.8		$44.8		$45.8
Bulk	$64.2		$64.5		$62.6		$63.2		$65.4		$66.4

Prime (620 & >)	$49.5		$49.6		$47.4		$47.6		$45.9		$46.7
A minus (575 - 619)	$46.1		$44.3		$44.5		$44.6		$42.5		$43.1
Sub-Prime (< 575)	$43.9		$40.7		$44.9		$44.4		$46.2		$44.6
Reduced Doc (All FICOs)	$63.9		$66.8		$62.6		$64.3		$65.6		$65.9

Risk sharing Arrangements — Flow Only
% insurance inforce subject to risk sharing	14.4%		13.8%		13.1%		12.7%		12.2%		11.3%
% Quarterly NIW subject to risk sharing	5.6%		5.3%		5.4%		5.6%		5.6%		4.6%
Premium ceded (millions)	$11.4		$9.9		$9.2		$8.7		$8.2		$7.3
Captive trust fund assets (millions) (2)	$392		$386		$371		$360		$350		$328

	Q3 2011		Q4 2011		Q1 2012		Q2 2012		Q3 2012		Q4 2012

Captive Reinsurance Ceded Losses Incurred — Flow Only (millions)	$17.4		$15.5		$13.5		$12.2		$12.2		$10.6
Active excess of Loss
Book Year
2005	$4.4		$3.5		$2.5		$3.2		$2.2		$3.1
2006	$1.6		$1.5		$1.5		$0.8		$0.5		$0.5
2007	$0.9		$0.8		$0.6		$0.8		$0.2		$0.3
2008	$2.3		$1.8		$1.9		$1.5		$0.3		$0.1
Active quota Share
Book Year
2005	$1.0		$1.4		$1.1		$1.2		$1.6		$1.1
2006	$1.2		$1.5		$1.2		$1.0		$1.5		$1.1
2007	$4.2		$4.3		$3.7		$3.4		$5.2		$4.0
2008	$1.1		$0.6		$0.9		$0.3		$0.6		$0.5
2009	$—		$0.1		$0.1		$—		$—		$—
2010	$—		$—		$—		$—		$0.1		$—
Terminated agreements	$0.7		$—		$—		$—		$—		$(0.1)

Direct Pool RIF (millions)
With aggregate loss limits	$770		$674		$569		$508		$469		$439
Without aggregate loss limits	$1,260		$1,177		$1,092		$1,024		$945		$879

Mortgage Guaranty Insurance Corporation — Risk to Capital	22.2:1		20.3:1		20.3:1		27.8:1		31.5:1		44.7:1
Combined Insurance Companies — Risk to Capital	24.0:1		22.2:1		22.2:1		30.0:1		34.1:1		47.8:1

GAAP loss ratio (insurance operations only) (3)	168.2%		174.8%		128.5%		227.3%		184.0%		263.1%
GAAP underwriting expense ratio (insurance operations only)	16.4%		14.9%		16.7%		16.6%		13.6%		14.2%

Note: The FICO credit score for a loan with multiple borrowers is the lowest of the borrowers’ “decision FICO scores.” A borrower’s “decision FICO score” is determined as follows: if there are three FICO scores available, the middle FICO score is used; if two FICO scores are available, the lower of the two is used; if only one FICO score is available, it is used.

Note: The results of our operations in Australia are included in the financial statements in this document but the additional information in this document does not include our Australian operations, unless otherwise noted, which are immaterial.

Note: During the fourth quarter of 2012, 941 loans were cured as a result of the aggregate loss limits on certain policies being reached. These policies are not related to the recently disclosed Freddie Mac settlement.

(1)	In accordance with industry practice, loans approved by GSE and other automated underwriting (AU) systems under “doc waiver” programs that do not require verification of borrower income are classified by MGIC as “full doc.” Based in part on information provided by the GSEs, MGIC estimates full doc loans of this type were approximately 4% of 2007 NIW. Information for other periods is not available. MGIC understands these AU systems grant such doc waivers for loans they judge to have higher credit quality. MGIC also understands that the GSEs terminated their “doc waiver” programs in the second half of 2008. Reduced documentation loans only appear in the reduced documentation category and do not appear in any of the other categories.

(2)	Net paid claims, as presented, does not include amounts received in conjunction with termination of reinsurance agreements. In a termination, the agreement is cancelled, with no future premium ceded and funds for any incurred but unpaid losses transferred to us. The transferred funds result in an increase in the investment portfolio (including cash and cash equivalents) and there is a corresponding decrease in reinsurance recoverable on loss reserves. This results in an increase in net loss reserves, which is offset by a decrease in net losses paid.

(3)	As calculated, does not reflect any effects due to premium deficiency.

(4)	Includes Australian operations

(5)	Refer to our risk factor titled “Our losses could increase if we do not prevail in proceedings challenging whether our rescissions were proper, we enter into material resolution arrangements or rescission rates decrease faster than we are projecting” above for information about our suspension of certain rescissions and the number of rescissions suspended as of December 31, 2012.

(6)	During the third quarter of 2012, approximately 15,600 pool notices were removed from the pool notice inventory due to the exhaustion of the aggregate loss on a pool policy we have with Freddie Mac. See our Form 8-K filed with the Securities and Exchange Commission on November 30, 2012 for a discussion of our settlement with Freddie Mac regarding this pool policy.